Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 28, 2016	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2016

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2016.

Net loss was ($239,000), or ($.01) per diluted share, compared with net loss of ($352,000), or ($.01) per diluted share for the first quarter of 2015.

The Company’s revenues for the first quarter of 2016 were $44,717,000 compared with $44,338,000 for the first quarter of 2015.

Gaming revenues of $39,358,000 were up 1.5% compared to the first quarter of last year, primarily from higher table game revenue.

Other operating revenues were $5,359,000 compared to $5,562,000 last year.  Occupancy levels in the Dover Downs Hotel were approximately 74% for the first quarter of 2016 compared with approximately 76% for the first quarter of 2015.

General and administrative expenses of $1,328,000 were lower than last year, primarily from employee separation costs during the first quarter of last year.

Depreciation expense of $1,887,000 was down compared to $2,152,000 last year.

Interest expense decreased to $229,000 during the quarter as a result of lower rates and lower outstanding borrowings.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “We point out in our recently filed Annual Report to Stockholders that our fate remains in the hands of our state legislature.  Recommendations of the legislatively appointed Gaming and Lottery Study Commission need to be enacted for the health of our industry and for thousands of employees whose livelihood depends — directly and indirectly — on having Delaware’s casinos able to compete effectively in the regional marketplace.  It is imperative that we re-invest in our facilities and amenities.  And if we cannot spend the marketing and promotional dollars that will bring repeat customers into Delaware, they will go to neighboring jurisdictions.  Last year, Senate Bill 30 did not advance due to unrelated state budget issues.  This year, Senate Bill 183 — which phases in required changes to the revenue sharing model over the next four years — represents what industry experts believe to be the best possible strategic and long-term restructuring model for all stakeholders.  It is time for us to enact a long-term solution and we are working diligently with our state legislators toward that end.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,300 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Gaming (1)	$39,358	$38,776
Other operating (2)	5,359	5,562
	44,717	44,338
Expenses:
Gaming	37,495	36,762
Other operating	3,973	3,887
General and administrative	1,328	1,496
Depreciation	1,887	2,152
	44,683	44,297

Operating earnings	34	41

Interest expense	(229)	(348)

Loss before income taxes	(195)	(307)

Income tax expense	(44)	(45)

Net loss	$(239)	$(352)

Net loss per common share:
- Basic	$(0.01)	$(0.01)
- Diluted	$(0.01)	$(0.01)

Weighted average shares outstanding:
- Basic	32,199	32,083
- Diluted	32,199	32,083

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS

Current assets:
Cash	$11,077	$10,496
Accounts receivable	3,055	2,926
Due from State of Delaware	2,663	7,952
Inventories	1,938	1,912
Prepaid expenses and other	1,983	2,530
Receivable from Dover Motorsports, Inc.	10	—
Income taxes receivable	225	254
Deferred income taxes	1,433	1,308
Total current assets	22,384	27,378

Property and equipment, net	144,750	145,425
Other assets	638	672
Deferred income taxes	297	482
Total assets	$168,069	$173,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,875	$3,380
Purses due horsemen	2,750	7,473
Accrued liabilities	7,690	8,538
Payable to Dover Motorsports, Inc.	—	44
Deferred revenue	503	408
Revolving line of credit	31,000	31,500
Total current liabilities	45,818	51,343

Liability for pension benefits	7,423	7,606
Total liabilities	53,241	58,949

Stockholders’ equity:
Common stock	1,814	1,799
Class A common stock	1,487	1,487
Additional paid-in capital	5,446	5,424
Retained earnings	110,263	110,502
Accumulated other comprehensive loss	(4,182)	(4,204)
Total stockholders’ equity	114,828	115,008
Total liabilities and stockholders’ equity	$168,069	$173,957

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Operating activities:
Net loss	$(239)	$(352)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,887	2,152
Amortization of credit facility origination fees	26	27
Stock-based compensation	103	105
Deferred income taxes	46	(31)
Changes in assets and liabilities:
Accounts receivable	(129)	(616)
Due from State of Delaware	5,289	4,603
Inventories	(26)	140
Prepaid expenses and other	559	121
Receivable from/payable to Dover Motorsports, Inc.	(54)	11
Income taxes receivable	28	78
Accounts payable	562	(579)
Purses due horsemen	(4,723)	(4,940)
Accrued liabilities	(848)	2,437
Deferred revenue	95	203
Liability for pension benefits	(149)	(109)
Net cash provided by operating activities	2,427	3,250

Investing activities:
Capital expenditures	(1,279)	(472)
Purchase of available-for-sale securities	(1)	—
Net cash used in investing activities	(1,280)	(472)

Financing activities:
Borrowings from revolving line of credit	15,450	14,820
Repayments of revolving line of credit	(15,950)	(15,830)
Repurchase of common stock	(66)	(65)
Net cash used in financing activities	(566)	(1,075)

Net increase in cash	581	1,703
Cash, beginning of period	10,496	10,079
Cash, end of period	$11,077	$11,782